Exhibit 99.6

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

June 4, 2013

Boards of Directors

AJS Bancorp, MHC

AJS Bancorp, Inc.

A.J. Smith Federal Savings Bank

14757 South Cicero Avenue

Midlothian, Illinois 60445

Re:                             Plan of Conversion and Reorganization

AJS Bancorp, MHC

AJS Bancorp, Inc.

Members of the Boards of Directors:

The Plan of Conversion and Reorganization (the “Plan”) provides for the conversion of AJS Bancorp, MHC (the “MHC”) into the full stock form of organization.  Pursuant to the Plan, the MHC will be merged into AJS Bancorp, Inc. (the “Mid-Tier”) and the Mid-Tier will merger with AJS Bancorp, Inc., a newly formed Maryland corporation (the “Company”) with the Company as the resulting entity, and the MHC will no longer exist.  As part of the Plan, the Company will sell shares of common stock in an offering that will represent the ownership interest in the Mid-Tier now owned by the MHC.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by the Company representing the amount of (i) the MHC’s ownership interest in the Mid-Tier’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of the Mid-Tier).  The Company shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in A.J. Smith Federal Savings Bank.  We further understand that A.J. Smith Federal Savings Bank will also establish a liquidation account in an amount equal to the Company’s liquidation account, pursuant to the Plan.  The liquidation accounts are designed to provide payments to depositors of their liquidation interest in the event of liquidation of A.J. Smith Federal Savings Bank (or the Company and A.J. Smith Federal Savings Bank).

In the unlikely event that either A.J. Smith Federal Savings Bank (or the Company and A.J. Smith Federal Savings Bank) were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of September 30, 2010, and depositors as of the last day of the calendar quarter immediately preceding the date on which the Federal Reserve Board (“FRB”) approves the MHC’s application for conversion, of the liquidation account maintained by the Company.  Also, in a complete liquidation of both entities, or of A.J. Smith Federal Savings Bank, when the Company has insufficient assets (other than the stock of A.J. Smith Federal Savings Bank), to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and A.J. Smith Federal Savings Bank has positive net worth, A.J. Smith Federal Savings Bank shall immediately make a distribution to fund the Company’s remaining obligations under the liquidation account.  The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of A.J. Smith Federal Savings Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Company shall be surrendered and treated as a liquidation account in A.J. Smith Federal Savings Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

Based upon our review of the Plan and our observation that the liquidation rights become payable only upon the unlikely event of the liquidation of A.J. Smith Federal Savings Bank (or the Company and A.J. Smith Federal Savings Bank), that liquidation rights in the Company automatically transfer to A.J. Smith Federal Savings Bank in the event the Company is completely liquidated or sold apart from a sale or liquidation of A.J. Smith Federal Savings Bank, and that after two years from the date of conversion and upon written request of the FRB, the Company will transfer the liquidation account and depositors’ interest in such account to A.J. Smith Federal Savings Bank and the liquidation account shall thereupon become the liquidation account of A.J. Smith Federal Savings Bank, no longer subject to he Company’s creditors, we are of the belief that: the benefit provided by the A.J. Smith Federal Savings Bank liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets does not have any economic value at the time of the transactions contemplated in the first and second paragraphs on the prior page.  We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

/s/ Keller & Company, Inc.
Keller & Company, Inc.